Exhibit 99.1

Universal Insurance Holdings Inc. Declares Cash Dividend of $0.27 Per Share

Fort Lauderdale, FL, November 15, 2016 – Universal Insurance Holdings, Inc. (NYSE: UVE) today announced that its Board of Directors declared a cash dividend of $0.27 per share of common stock to be paid on December 12, 2016 to the shareholders of record as of December 1, 2016. The $0.27 per share dividend includes the expected $0.14 per share fourth quarter dividend, consistent with the dividends paid for each of the first three quarters of 2016, and an additional special dividend of $0.13 per share. With the total fourth quarter dividend, the Company’s cash dividends in 2016 will total $0.69 per share.

“We are pleased to announce this special dividend, underscoring confidence in our business and focus on enhancing shareholder value,” said Sean P. Downes, the Company’s Chairman and Chief Executive Officer. “Despite sustaining two hurricanes and the worst first quarter storms in company history, our robust business model and claims and underwriting expertise, coupled with our conservative reinsurance spend, provide us with the financial strength to continue returning capital to shareholders. We remain focused on prudently allocating capital to support our organic growth initiatives and delivering increasing shareholder returns.”

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota, Michigan, Alabama and Virginia. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2015.

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

###